Exhibit 99.1

Multi-Color Corporation Announces

Results for First Quarter of Fiscal 2007

CINCINNATI, OHIO, July 21, 2006 – Multi-Color Corporation (NASDAQ: LABL) today announced financial results for the first quarter ended June 30, 2006, compared with the same period a year ago.

First quarter highlights included:

•	Net Sales increased 11% to $51.7 million from $46.7 million.

•	Net Income increased 30% to $2.5 million from $1.9 million.

•	Earnings Per Share (EPS) were up 28% to 37 cents per diluted share, from 29 cents.

•	The Company incurred $192,000 ($118,000 after-tax) in non-cash stock compensation expenses resulting from the adoption of SFAS No. 123R, “Accounting for Stock Based Compensation.” This impacted EPS by 2 cents compared to the prior year.

Frank Gerace, President and CEO of Multi-Color Corporation, attributed the Company’s first quarter earnings performance to increased sales in the Decoration Solutions segment and favorable service mix in the Packaging Services segment.

“Our Decorating Solutions segment generated a 7% organic sales growth rate as we gained new customers and increased sales with existing customers. The Packaging Services segment generated a 55% organic sales growth rate from core customers due primarily to strong demand of promotional items from national retailers during the quarter,” Gerace noted.

Net income of $2.5 million increased 30% compared to the prior year. The improvements in net income compared to the prior year primarily resulted from the sales increase and favorable service mix. In addition, net income was favorably impacted by lower state taxes. These improvements were offset by the impact of the adoption of SFAS No. 123R as described above.

“We are very pleased with our quarterly results as both segments performed well compared to last year’s first quarter. Our value proposition continues to provide us with many new opportunities in the market place,” Gerace concluded.

Fiscal Year 2007 First Quarter Earnings Conference Call and Webcast

The Company will hold a conference call on July 21, 2006 at 11:00 a.m. (ET) to discuss the news release. For access to the conference call, please dial 1-866-356-3093 (code 64297387) by 10:45 a.m. (ET). A replay of the conference call will be available at 1:00 p.m. (ET) on July 21, 2006 until midnight (ET) on July 28, 2006, by calling 1-888-286-8010 (code 93980167). In addition, the call will be broadcast over the Internet and can be accessed from a link on the Company’s home page at www.multicolorcorp.com. Listeners should go to the web site prior to the call to register and to download any necessary audio software.

Safe Harbor Statement

The Company believes certain statements contained in this report that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created by that Act. Reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to differ materially from those expressed or implied. Any forward-looking statement speaks only as of the date made. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which they are made.

Statements concerning expected financial performance, on-going business strategies, and possible future actions which the Company intends to pursue in order to achieve strategic objectives constitute forward-looking information. Implementation of these strategies and the achievement of such financial performance are each subject to numerous conditions, uncertainties and risk factors. Factors which could cause actual performance by the Company to differ materially from these forward-looking statements include, without limitation, factors discussed in conjunction with a forward-looking statement; changes in general economic and business conditions; the ability to consummate and successfully integrate acquisitions; the success and financial condition of the Company’s significant customers; competition; acceptance of new product offerings; changes in business strategy or plans; quality of management; the Company’s ability to maintain an effective system of internal control; availability, terms and development of capital; cost and price changes; availability of raw materials; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations, legal proceedings and developments; increases in general interest rate levels affecting the Company’s interest costs; and terrorism and political unrest. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Multi-Color ( http://www.multicolorcorp.com )

Cincinnati, Ohio based Multi-Color Corporation is a premier global resource of innovative decorating solutions and packaging services to consumer product and food and beverage companies, national retailers and container manufacturers worldwide. Multi-Color is one of the world’s largest producers of in-mold labels (IMLs) and heat transfer labels (HTLs), and a major manufacturer of high-quality cut-and-stack and pressure sensitive labels and shrink sleeves. The Company’s Packaging Services Division, Quick Pak, is a leading provider of promotional packaging, assembly and fulfillment services. Multi-Color has nine manufacturing locations in the United States. Its products are shipped to more than 650 customers in the United States, Canada, Mexico, and Central and South America.

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Multi-Color Corporation

Condensed Consolidated Statements of Income

(in 000’s except per share data) Unaudited

	Three Months Ended
	June 30, 2006	June 30, 2005
Sales	$51,886	$46,729
Intersegment	(140)	(12)

Net Sales	51,746	46,717

Cost of Goods Sold	42,660	38,928

Gross Profit	9,086	7,789

Selling, General & Administrative	4,806	4,135

Operating Income	4,280	3,654

Other (Income) Expense	(57)	(26)
Interest Expense	394	514

Income before Taxes	3,943	3,166
Provision for Taxes	1,457	1,257

Net Income	$2,486	$1,909

Basic Earnings Per Share	$0.38	$0.29
Diluted Earnings Per Share	$0.37	$0.29

Basic Shares Outstanding	6,578	6,496
Diluted Shares Outstanding	6,793	6,700

	Selected Segment Information (in 000’s) Unaudited
Decorating Solutions
Net Sales	$46,150	$43,018
Gross Profit	8,884	8,134
Gross Margin	19%	19%
Income before Taxes	4,128	3,898

Packaging Services
Net Sales	$5,736	$3,711
Gross Profit (Loss)	202	(345)
Gross Margin	4%	(9)%
Income (Loss) before Taxes	(185)	(732)

	Selected Balance Sheet Information (in 000’s) Unaudited
	June 30, 2006	March 31, 2006
Current Assets	$49,521	$49,086
Total Assets	$112,786	$113,634
Current Liabilities	$28,893	$29,515
Total Liabilities	$57,366	$60,630
Stockholders’ Equity	$55,420	$53,004
Total Debt	$24,607	$27,801

Certain prior year amounts have been reclassified to conform with current year reporting.

For more information, please contact:

Dawn H. Bertsche

Senior Vice President-Finance and Chief Financial Officer

Multi-Color Corporation, (513) 345-1108